PRESS RELEASE

Blue Bird Announces Authorization of $60 Million Stock Repurchase Program

MACON, Ga. (Feb. 1, 2024) – Blue Bird Corporation (Nasdaq: BLBD), the leader in electric and low-emission school buses, today announced that its Board of Directors authorized the company to repurchase up to $60 million in the aggregate of its outstanding common stock during the next 24 months. The repurchase program permits repurchases in open market or private transactions, including accelerated share repurchase transactions, block trades, or pursuant to trading plans intended to comply with SEC Rule 10b5-1.

“We are proud of Blue Bird’s continued strong performance and are excited to leverage our strong free cash flow generation again to return capital to our shareholders through this new stock repurchase program,” said Blue Bird CEO Phil Horlock. “This initiative reflects management’s confidence in the health of our business, our long-term growth prospects, and our overall commitment to continually enhancing shareholder value.”

The timing, manner, price, and amount of securities to be repurchased will be at the discretion of Blue Bird management. The repurchase program does not obligate Blue Bird to acquire any specific amount of securities and can be modified or terminated at any time without notice. Repurchases under this program are expected to be funded from one or a combination of existing cash balances, future free cash flow or indebtedness.

About Blue Bird Corporation
Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Investor Contact
Mark Benfield
Blue Bird Corporation
T: +1.478.822.2315
E: Mark.Benfield@blue-bird.com